Exhibit 99.1

FOR IMMEDIATE RELEASE

Elane Stock Elected to Equifax Board of Directors

ATLANTA, November 18, 2016 – Equifax Inc. (NYSE: EFX) today announced that Elane B. Stock has been elected to the Board of Directors, effective January 1, 2017. She will also serve on the Board’s Technology Committee. Following Ms. Stock’s election, the Equifax Board will consist of 12 directors, including 11 independent directors. The election of Ms. Stock is part of the Company’s normal succession planning process in connection with the scheduled retirement of three independent directors over the next two years.

Since 2014, Ms. Stock has served as Group President of Kimberly-Clark International, a division of Kimberly-Clark Corporation, a leading global consumer products company. From 2012 to 2014, she was the Group President for Kimberly-Clark Professional, with responsibility for growing the global B2B business. From 2010 to 2012, Ms. Stock was the Chief Strategy Officer of Kimberly-Clark Corporation, responsible for enterprise-wide strategy, implementation and mergers and acquisitions. Ms. Stock intends to leave Kimberly-Clark in the first quarter of 2017 to pursue other interests. Prior to Kimberly-Clark, Ms. Stock was the National Vice President of Strategy for the American Cancer Society from 2008 to 2010 and Regional Manager of Georgia Pacific’s (Koch Industries) Color-Box business from 2007 to 2008. She has also held progressive management positions at McKinsey & Company, both in the U.S. and Ireland, where she attained the position of partner and managing director of the Dublin, Ireland office. Ms. Stock currently serves as a director of YUM! Brands, Inc. (NYSE: YUM).

“Elane Stock is an outstanding addition to our Board. She brings extensive strategy, diversified operations and multi-national experience in leading global consumer and B2B businesses,” said Equifax Chairman and Chief Executive Officer, Richard F. Smith. “Her expertise in branding, marketing, sales, strategic planning and international business development will be valuable to Equifax as we develop and market new products and services for consumers and businesses across the world.”

Ms. Stock graduated with honors from the University of Illinois with a Bachelor of Arts in Political Science. She received a Masters of Business Administration from the Wharton School at the University of Pennsylvania and completed a fellowship in International Economics at Victoria University in Wellington, New Zealand.

About Equifax

Equifax powers the financial future of individuals and organizations around the world. Using the combined strength of unique trusted data, technology and innovative analytics, Equifax has grown from a consumer credit company into a leading provider of insights and knowledge that helps its customers make informed decisions. The company organizes, assimilates and analyzes data on more than 820 million consumers and more than 91 million businesses worldwide, and its databases include employee data contributed from more than 6,600 employers.

Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor’s (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 9,200 employees worldwide.

Some noteworthy achievements for the company include: Ranked 13 on the American Banker FinTech Forward list (2015); named a Top Technology Provider on the FinTech 100 list (2004-2015); named an InformationWeek Elite 100 Winner (2014-2015); named a Top Workplace by Atlanta Journal Constitution (2013-2015); named one of Fortune’s World’s Most Admired Companies (2011-2015); named one of Forbes’ World’s 100 Most Innovative Companies (2015). For more information, visit www.equifax.com.

FOR MORE INFORMATION

1550 Peachtree Street, NE

Atlanta, Georgia 30309

Marisa Salcines

Media Relations

678-795-7286

Marisa.Salcines@equifax.com